Exhibit 99.1

PRESS RELEASE

          CONTACT CHRIS HEADLY

(540) 349-0218 or

chris.headly@TFB.bank

Fauquier Bankshares, Inc. Announces Quarterly Dividend

WARRENTON, VA, February 21, 2020 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) announced today that its Board of Directors on February 20, 2020 declared a quarterly dividend of $0.125 per share. This represents a $0.50 dividend on an annualized basis.  This dividend was declared for shareholders of record as of the close of business on March 13, 2020 and will be payable on April 1, 2020.

Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had combined assets of $722.2 million and total shareholders’ equity of $67.1 million at December 31, 2019. The Fauquier Bank is an independent community bank offering a full range of financial services, including internet banking, mobile banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices located in Fauquier and Prince William Counties in Virginia.

This press release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, the value of the collateral securing loans in the portfolio, deposit flows, the level of net charge-offs on loans and the adequacy of the allowance for loan losses, competition, demand for financial services in the Company’s market area, the Company’s plans to increase market share, mergers, acquisitions and dispositions and tax and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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